EDWARD J. BORKOWSKI EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the "Agreement"), is dated as March 4, 2002, by and between Mylan Laboratories Inc. ("Mylan" or "Company") and Edward
J. Borkowski ("Executive"). In consideration of the promises and mutual obligations of the parties contained herein, and for other valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Mylan and Executive agree as follows:

1. Employment of Executive. Mylan agrees to employ Executive as Chief Financial Officer, and Executive accepts employment by Mylan during the term of this Agreement for the consideration and on the terms and conditions provided herein.

2. Effective Date: Term of Employment. This Agreement shall commence and be effective for all purposes as of March 4, 2002, and shall remain in effect through March 4, 2005, unless earlier terminated as provided in Section 9 of this Agreement.

3. Best Efforts. During the Term of this agreement, Executive shall devote his full working time and attention to the business and affairs of Mylan and the performance of his duties hereunder, serve Mylan faithfully and to the best of his ability, and use his best efforts to promote Mylan's interests. During the term of this Agreement, Executive agrees to promptly and fully disclose to Mylan, and not to divert to Executive's own use or benefit or the use or benefit of others, any business opportunities involving any existing or prospective line of business, supplier, product or activity of Mylan or any business opportunities which otherwise should rightfully be afforded to Mylan.

4. Executive's Compensation.

(a) Base Salary. As Executive's base compensation for all services to be performed, Mylan shall pay Executive an annual salary of three hundred thousand dollars ($300,000) (the "Base Salary"), payable in accordance with Mylan's normal payroll practices for its executive officers. This Base Salary may be increased from time to time at the discretion of the Board of Directors or any committee thereof having authority over executive compensation.

(b) Discretionary Bonus. Executive shall be eligible to receive an annual discretionary bonus up to seventy-five percent (75%) of Executive's Base Salary. Executive's eligibility for a bonus and the amount of the bonus, if any, shall be determined by the Board of Directors in its sole discretion, or by any committee thereof having authority over executive compensation.

(C) Non-Qualified Stock Options. Subject to approval of the Stock Option Committee, Executive shall receive non-qualified options to purchase up to one hundred fifty thousand (150,000) shares of Mylan Laboratories Inc. common stock under the 1997 Mylan Laboratories Inc. Incentive Stock Option Plan (the "Plan") in accordance with the following vesting schedule, provided that Executive remains employed by Mylan on the following vesting dates: on March 4, 2003, Executive shall vest in the first 50,000 shares; on March 4, 2004, Executive shall vest an additional 50,000 shares; and on March 4, 2005 Executive shall vest in the remaining 50,000 shares. These options will be subject to all terms of the P1BD, as amended and the applicable stock option agreement. Notwithstanding any term or provision to the contrary set forth elsewhere herein, Executive shall be entitled to one hundred percent (100%) vesting of the above-referenced option in the event Executive resigns for Good Reason or is Terminated Without Cause as provided in Section 9 herein.

(d) Fringe Benefits. Executive shall receive fringe benefits of employment, such as health insurance coverage, profit-sharing, short-term disability benefits, 25 days vacation, expense reimbursement, and participation in a 401(k) plan, as are customarily provided to other senior executive employees of Mylan in accordance with the plan documents or policies that govern such benefits. Mylan reserves the right to unilaterally modify or terminate benefits provided under any plan, and the Executive is entitled only to such benefits as are available under the then-effective plan.

S. Confidentiality. Executive recognizes and acknowledges that the business interests of Mylan and its subsidiaries, parents and affiliates (collectively the "Mylan Companies") require a confidential relationship between the Company and Executive and the fullest protection and confidential treatment of the financia1 data, customer information, supplier information, market information, marketing and/or promotional techniques and methods, pricing information, purchase information, sales policies, employee lists, policy and procedure information, records, advertising information, computer records, trade secrets, know how, plans and programs, sources of supply, and other knowledge of the business of the Mylan Companies (all of which are hereinafter jointly termed "Confidential Information") which have or may in whole or in part be conceived, learned or obtained by Executive in the course of Executive's emp1Oyment with the Mylan Companies. Accordingly, Executive agrees to keep secret and treat as confidential all Confidential Information whether or not copyrightable or patentable, and agrees not to use or aid others in learning of or using any Confidential Information except in the ordinary course of business and in furtherance of the Mylan Companies' interests. During the term of this Agreement and at all times thereafter:

(a) Executive will not, directly or indirectly, disclose any Confidential Information to anyone outside the Mylan Companies, without the approval of the individual to whom Executive reports,

(b) Executive will not make copies of or otherwise disclose the contents of documents containing or constituting Confidential Information;

(c) As to documents which are delivered to Executive or which are made available to him as a necessary part of the working relationships and duties of Executive within the business of the Mylan Companies, Executive will treat such documents confidentially and will treat such documents as proprietary and confidential, not to be reproduced, disclosed or used without the approval of the individual to whom Executive reports;

(d) Executive will not advise others that the information and/or know how included in Confidential Information is known to or used by the Mylan Companies; and

(e) Executive will not in any manner disclose or use Confidential Information for Executive's own account and will not aid, assist or abet others in the use of Confidential Information for their account or benefit, or for the account or benefit of any person or entity other than the Mylan Companies.

The obligations set forth in this paragraph are in addition to any other agreements the Executive may have with any of the Mylan Companies and any and all rights the Mylan Companies may have under state or federal statutes or common law.

6. Non-Competition and Non-Solicitation. Executive agrees that during the term of this Agreement and for a period ending one (1) year after termination of Executive's employment for any reason:

(a) Executive shall not, directly or indirectly, whether for himself or for any other person, company, corporation or other entity be or become associated in any way (including but not limited to the association set forth in i-vii of this subsection) with any business or organization which is directly or indirectly engaged in the research, development, manufacture, production, marketing, promotion or sale of any product the same as or similar to those of the Mylan Companies, or which competes or intends to compete in any line of business with the Mylan Companies. Notwithstanding the foregoing, Executive may during the period in which this paragraph is in effect own stock or other interests in corporations or other entities that engage in businesses the same or substantia11y similar to those engaged in by the Mylan Companies provided that Executive does not, directly or indirectly (including without limitation as the result of ownership or control of another corporation or other entity), individually or as part of a group (as that term is defined in Section 13 (d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) (i) control or have the ability to control the corporation or other entity, (ii) provide to the corporation or entity, whether as an Executive, consultant or otherwise, advice or consultation, (iii) provide to the corporation or entity any confidential or proprietary information regarding the Mylan Companies or its businesses or regarding the conduct of businesses similar to those of the Mylan Companies, (iv) hold or have the right by contract or arrangement or understanding with other parties to hold a position on the board of directors or other governing body of the corporation or entity or have the right by contract or arrangement or understanding with other parties to elect one or more persons to any such position, (v) hold a position as an officer of the corporation or entity, (vi) have the purpose to change or influence the control of the corporation or entity (other than solely by the voting of his shares or ownership interest) or (vii) have a business or other relationship, by contract or otherwise, with the corporation or entity other than as a passive investor in it; provided, however, that Executive may vote his shares or ownership interest in such manner as he chooses provided that such action does not otherwise violate the prohibitions set forth in this sentence.

(b) Executive will not, either directly or indirectly, either for himself or for any other person, partnership, firm, company, corporation or other entity, contact, solicit, divert, or take away any of the customers or suppliers of the Mylan Companies.

(c) Executive will not solicit, entice or otherwise induce any employee of the Mylan Companies to leave the employ of the Mylan Companies for any reason whatsoever; nor will Executive directly or indirectly aid, assist or abet any other person or entity in soliciting or hiring any employee of the Mylan Companies, nor will Executive otherwise interfere with any contractua1 or other business relationships between the Mylan Companies and its employees.

7. Severability. Should a court of competent jurisdiction determine that any section or sub-section of this Agreement is unenforceable because one or all of them are vague or overly broad, the parties agree that this Agreement may and shall be enforced to the maximum extent permitted by law. It is the intent of the parties that each section and sub-section of this Agreement be a separate and distinct promise and that unenforceability of any one subsection shall have no effect on the enforceability of another.

8. Injunctive Relief. The parties agree that in the event of Executive's violation of sections 5 and/or 6 of this Agreement or any subsection thereunder, that the damage to Mylan will be irreparable and that money damages will be difficult or impossible to ascertain Accordingly, in addition to whatever other remedies Mylan may have at law or in equity, Executive recognizes and agrees that Mylan shall be entitled to a temporary restraining order and a temporary and permanent injunction enjoining and prohibiting any acts not permissible pursuant to this Agreement.

9. Termination of Employment.

(a) Resignation. (i) Executive may resign from employment at any time upon 90 days written notice to the Chairman of the Board of Directors and the Chief Executive Officer. During the 90 days notice period Executive will continue to perform duties and abide by all other terms and conditions of this Agreement. Additionally, Executive will use his best efforts to effect a smooth and effective transition to whomever will replace Executive. Mylan reserves the right to accelerate the effective date of Executive's resignation, provided that Executive sha11 receive Executive's salary and benefits through the ninety (90) day period. (ii) If Executive resigns without "Good Reason" (as defined below), Mylan shall have no liability to Executive under this Agreement other than that the Company shall pay Executive's wages and benefits through the effective date of Executive's resignation. Executive, however, will continue to be bound by all provisions of this Agreement that survive termination of employment. For purposes of this Agreemer4 "Good Reason" shall mean a reduction of Executive's Base Salary below the Base Salary stipulated in this Agreement, unless other similarly situated senior executives of Mylan are required to accept a similar reduction, or the assignment of duties to the Executive which are inconsistent with those of an executive officer. (iii) If Executive resigns with Good Reason and complies in all respects with his obligations hereunder, Mylan will continue to pay Executive his Base Salary, less applicable withholding, through normal payroll procedures in equal monthly installments, and shall pay the cost of continuing Executive's health insurance benefits, in both cases for the six (6) months following expiration of the 90 days notice period provided, however, that in the case of health insurance continuation, Mylan's obligation to provide health insurance benefits shall end at such time as Executive obtains health insurance benefits through another employer or otherwise in connection with rendering services for a third party. Should Executive remain employed on September 4, 2002, the six months shall be extended an additional six months and Executive will also be entitled to a bonus, commensurate with the average bonus (if any), awarded to other similarly situated senior executives of Company. Executive will continue to be bound by all provisions of this Agreement that survive termination of employment.

(b) Termination for Cause. Mylan agrees not to terminate Executive's employment during the term of this Agreement except for Cause, as defined herein, and agrees to give Executive written notice of its belief that acts or events constituting Cause exist. Executive has the right to cure within five (5) days of Mylan's giving of such notice, the acts, events or conditions which led to such notice being given. For purposes of this Agreement, "Cause" shall mean: (i) Executive's willful and gross misconduct with respect to Mylan's business or affairs; (ii) Executive's gross neglect of duties, dishonesty or deliberate disregard of any material rule or policy of Mylan, (iii) Executive's conviction of a crime involving moral turpitude; (iv) Executive's conviction of any felony; or (v) Executive's death or inability to perform the essential functions of his position, with or without reasonable accommodation. If Mylan terminates Executive's employment for Cause, the Company shall have no liability to Executive other than to pay Executive's wages and benefits through the effective date of Executive's termination. Executive, however, will continue to be bound by all provisions of this Agreement that survive termination of employment.

(c) Termination Without Cause. If Mylan discharges Executive without Cause before March 4, 2005, Mylan will continue to pay Executive his Base Salary, less applicable withholding, through normal payroll procedures in equal monthly installments, and shall pay the cost of continuing Executive's health insurance benefits in both cases for the six (6) months following such termination without Cause; provided, however, that in the case of health insurance continuation, Mylan's obligation to provide health insurance benefits shall end at such time as Executive obtains health insurance benefits through another employer or otherwise in connection with rendering services for a third party. Should Executive remain employed on September 4, 2002, the six months shall be extended an additional six months and Executive will also be entitled to a bonus, commensurate with the average bonus (if any), awarded to other similarly situated senior executives of Company. Executive will continue to be bound by all provisions of this Agreement that survive termination of employment.

(d) Death or Incapacity. The employment of Executive shall automatically terminate upon Executive's death or upon the occurrence of a disability that renders Executive incapable of performing the essential functions of his position within the meaning of the Americans With Disabilities Act of 1990. Upon such termination, Executive or his estate shall receive only such amounts as are earned and due to Executive under this Agreement as the result of Executive's activities prior to Executive's death or disability, and thereafter no further consideration or compensation shall be owed by Mylan to Executive or to Executive's estate.

(e) Return of Company Property. Upon the termination of Executive's employment for any reason, Executive shall immediately return to Mylan all records, memoranda, files, notes, papers, correspondence, reports, documents, books, diskettes, hard drives, electronic files, and all copies or abstracts thereof that Executive has concerning any or all of the Mylan Companies' business. Executive shall also immediately return all keys, identification cards or badges and other company property.

10. Indemnification. In the event that Executive is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative ~proceeding"), by reason of the fact that he is or was an officer, employee or agent of or is or was serving at the request of Mylan as a director or officer, employee or agent or another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, Executive shall be indemnified and held harmless by Mylan to the fullest extent authorized by law against all expenses, liabilities and losses (including attorneys fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith. Such right shall be a contract right and shall include the right to be paid by Mylan expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by Executive in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by Executive while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding will be made only upon delivery to Mylan of an understanding, by or on behalf of Executive, to repay all amounts to so advanced if it should be determined ultimately that Executive is not entitled to be indemnified under this section or otherwise.

Promptly after receipt by Executive of notice of the commencement of any action, suit or proceeding for which Executive may be entitled to be indemnified, Executive shall notify Mylan in writing of the commencement thereof (but the failure to notify Mylan shall not relieve it from any liability which it may have under this Section 10 unless and to the extent that it has been prejudiced in a material respect by such failure or from the forfeiture of substantial rights and defenses). If any such action, suit or proceeding is brought against Executive and he notifies Mylan of the commencement thereof, Mylan will be entitled to participate therein, and, to the extent it may elect by written notice delivered to Executive promptly after receiving the aforesaid notice from Executive, to assume the defense thereof with counsel of its choosing, which may be the same counsel as counsel to Mylan. Mylan shall not be liable for any settlement of any claim or action effected without its written consent.

11. Notices. All notices hereunder to the parties hereto shall be in writing sent by certified mail, return receipt requested, postage prepaid, and by fax, addressed to the respective parties at the following addresses:

MYLAN:   Mylan Laboratories Inc.
          781 Chestnut Ridge Road
          Morgantown, West Virginia 26504-4310
          Attention: Chairman of the Board
          With a noted copy to the Chief Executive Officer

EXECUTIVE:        Edward J. Borkowski

Either party may, by written notice complying with the requirements of this section, specify another or different person or address for the purpose of notification hereunder. A11 notices shall be deemed to have been given and received on the day a fax is sent or, if mailed only, on the third business day following such mailing.

12. Withholding. All payments required to be made by Mylan hereunder to Executive or his dependents, beneficiaries, or estate will be subject to the withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.

13. Modification and Waiver. This Agreement may not be changed or terminated orally, nor shall any change, termination or attempted waiver of any of the provisions contained in this Agreement be binding unless in writing and signed by the party against whom the same is sought to be enforced, nor shall this section itself by waived verbally. This Agreement may be amended only by a written instrument duly executed by or on behalf of the parties hereto.

14. Construction of Agreement. This Agreement and all of its provisions were subject to negotiation and shall not be construed more strictly against one party than against another party regardless of which party drafted any particular provision.

15. Successors and Assigns. This Agreement and all of its provisions, rights and obligations shall be binding upon and inure to the benefit of the parties hereto and Mylan's successors and assigns. This Agreement may be assigned by Mylan to any person, firm or corporation which shall become the owner of substantially all of the assets of Mylan or which shall succeed to the business of Mylan. No right or interest to or in any payments or benefits hereunder shall be assignable by Executive; provided, however, that this provision shall not preclude him from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude the legal representative of his estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. The term 'beneficiaries" as used in this Agreement shall mean a beneficiary or beneficiary or beneficiaries so designated to receive any such amount, or if no beneficiary has been so designated, the legal representative of the Executive's estate. No right, benefit, or interest hereunder, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt, or obligation, or to execution, attachment, levy, or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void, and of no effect.

16. Choice of Law and Forum. This Agreement shall be construed and enforced according to, and the rights and obligations of the parties shall be governed in all respects by, the laws of the State of Pennsylvania. Any controversy, dispute or claim arising out of or relating to this Agreement, or the breach hereof, including a claim for injunctive relief, or any claim which, in any way arises out of or relates to, Executive's employment with Mylan or the termination of said employment, including but not limited to statutory claims for discrimination, shall be resolved by arbitration in accordance with the then current rules of the American Arbitration Association respecting employment disputes. The hearing of any such dispute will be held in Morgantown, West Virginia, or Pittsburgh, Pennsylvania, at Mylan's discretion and the parties shall bear their own costs, expenses and counsel fees. The decision of the arbitrator(s) will be final and binding on all parties and any award rendered shall be enforceable upon confirmation by a court of competent jurisdiction. Executive and Mylan expressly consent to the jurisdiction of any such arbitrator over them.

17. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way affect the interpretation of any of the terms or conditions of this Agreement.

18. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above mentioned.

MYLAN LABORATORIES INC.                        EXECUTIVE:
                                             /s/ Edward J. Borkowski
By:                                          ------------------------
its:                                          Edward J. Borkowski